Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-254123 on Form S-3 and Registration Statement Nos. 333-266085 and 333-278625 on Form S-8 of our reports dated February 28, 2025, relating to the financial statements of XPEL, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte and Touche LLP

Austin, Texas
February 28, 2025